As filed with the Securities and Exchange Commission on August 27, 2010

Registration No. 333-161137

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECLIPSYS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	65-0632092
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

c/o Allscripts Healthcare Solutions, Inc. 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Inducement Grant Omnibus Incentive Plan

(Full title of the plans)

Glen E. Tullman

Chief Executive Officer

Eclipsys Corporation

c/o Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

(Name and address of agent for service)

(312) 506-1200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

No additional securities are being registered. Registration fees were paid with the original filing of Registration Statement No. 333-161137 on August 6, 2009. No additional registration fees are required.

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1, filed by Eclipsys Corporation, a Delaware corporation (the “Company”), deregisters all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that had been registered for issuance under the Company’s Inducement Grant Omnibus Incentive Plan on the Company’s Registration Statement on Form S-8 (File No. 333-161137) (the “Registration Statement”) that remain unsold upon the termination of the sale of shares covered by the Registration Statement.

On August 24, 2010, pursuant to an Agreement and Plan of Merger, dated as of June 9, 2010, by and among the Company, Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (which has changed its name to Allscripts Healthcare Solutions, Inc.) (“Allscripts”), and Arsenal Merger Corp., a Delaware corporation and wholly owned subsidiary of Allscripts (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Allscripts (the “Merger”). As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Company’s securities that remain unsold at the termination of the offering, the Company hereby removes from registration all Common Stock under the Registration Statement that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, as of August 27, 2010.

ECLIPSYS CORPORATION

By:	/s/ Glen E. Tullman
Name:	Glen E. Tullman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

By:	/s/ Glen E. Tullman	Director and Chief Executive Officer (Principal Executive Officer)	August 27, 2010
Glen E. Tullman

By:	/s/ William J. Davis	Vice President and Treasurer (Principal Financial and Accounting Officer)	August 27, 2010
William J. Davis

By:	/s/ Lee A. Shapiro	Director	August 27, 2010
Lee A. Shapiro